Exhibit 99.1
NEWS RELEASE

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028
(602) 977-6595

For Immediate Release
Investor Relations:                (602) 977-6595

Southern Copper Corporation Declares Two-for-One Stock Split

PHOENIX, Aug. 30, 2006 — Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced today that the Executive Committee of its Board of Directors has approved a two-for-one split of the company’s outstanding common stock. The split will be effected in the form of a 100 percent stock dividend and will increase the number of shares outstanding to approximately 294,460,850 from approximately 147,230,425. Common shareholders of record at the close of business on September 15, 2006, will receive one additional share of common stock for every share they own as of that date. The additional shares will be distributed on October 2, 2006. The company’s common stock will begin trading at its post-split price at the beginning of trading on October 3, 2006.

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.